Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-161925) on Form S-8 of Cenveo, Inc. of our report dated June 29, 2010, relating to our audit of the financial statements and supplemental schedule of the Nashua Corporation Employees’ Savings Plan, which appears in this Annual Report on Form 11-K of the Nashua Corporation Employees’  Savings Plan for the year ended December 31, 2009.

/s/ Baker Newman and Noyes LLC
Manchester, NH
June 29, 2010